Exhibit 99

Z Trim Holdings Announces Update Regarding Status of Litigation with George Foreman Enterprises

MUNDELEIN, Ill., September 2, 2008 / PRNewswire/ -- Z Trim Holdings, Inc. (Amex: ZTM), announced today an update with respect to its ongoing litigation with George Foreman Enterprises.  The parties have settled all outstanding litigation on amicable terms.  Pursuant to the Agreement, both Parties are obligated to dismiss with prejudice all existing claims between them, in both the Federal and State courts after Z-Trim satisfies all of its obligations in the Agreement.  Z Trim is obligated to pay to George Foreman Enterprises a total sum of $300,000 with $150,000 payable on September 3, 2008, and three additional payments of $50,000 each on January 1, 2009, February 1, 2009 and March 1, 2009, respectively.  Z Trim has further agreed to issue to George Foreman Enterprises a total of three million shares of the Company's common stock and to register such shares on a best efforts basis.  All other obligations between the parties have been mutually resolved and neither party has admitted wrong-doing or liability of any kind.

"We are pleased that we have put this matter to rest and that both Z Trim and George Foreman Enterprises can move forward in a productive manner, focusing our resources toward building our respective businesses," said Steve Cohen, President of Z Trim Holdings.  "We wish George Foreman Enterprises much continued success in their ventures."

"We are pleased to put this litigation which began with previous management behind us," said Efrem Gerszberg, President of George Foreman Enterprises. "We look forward to watching Z Trim continue to advance their business.

ABOUT Z TRIM®

Z Trim, www.ztrim.com, is a natural, functional food ingredient and emulsifier made from the hulls of corn. Because Z Trim is non-caloric, replacement of added fats with Z Trim can achieve up to 80% calorie reduction in many foods without negatively affecting taste or texture, and can substantially reduce harmful trans and saturated fats found in many foods. Z Trim is a versatile product that can serve as a fat replacement or emulsifier with texturization, binding, shaping, suspension, water control and pH balance attributes. Z Trim has wide application in dairy products, dressings, dips, sauces, baked goods, processed meats, snack foods, cookies, pies, cakes, icings, brownies, bars, ice cream, milk shakes and many other foods.

Forward-Looking Statements and Risk Factors

Certain statements in this press release are "forward−looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Z Trim Holdings to be materially different from any future results, performance or achievements expressed or implied by these forward−looking statements.  Other factors, which could materially affect such forward−looking statements, can be found in our filings with the Securities and Exchange Commission at www.sec.gov, including risk factors relating to our history of operating losses, lack thus far of significant market acceptance of our products, the fact that we may dilute existing shareholders through additional stock issuances, and our reliance on our intellectual property.  Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward−looking statements and are cautioned not to place undue reliance on such forward−looking statements. The forward−looking statements made herein are only made as of the date of this press release and we undertake no obligation to publicly update such forward−looking statements to reflect subsequent events or circumstances.

Contact:          Angela Strickland
Voice:              847-549-6002

2